Subject: Policy of Disclosure of Information and Securities Trading.
Identification: POL-0030-G / Version:01.	Use: Public.
Deliberation: DCA – 089/2021.	Issued Date: 11/25/2021.
Responsible: Investor Relations.	Revision up to: 11/25/2026.

1.	General Guidelines:

This Policy governs the disclosure of information and the trading of securities issued by Vale S.A. (“Vale” or “Company”) and its subsidiaries, and is based on the following basic principles: (a) transparency, symmetry of information, fairness of treatment and respect for investor rights; (b) adherence to global best practices in investor relations; (c) good faith; (d) use of means to avoid the inappropriate use of insider information; and (e) compliance with the specific legislation of Brazil and the United States of America, where the shares issued by Vale are traded in the form of American Depositary Receipt (“ADR”), with CVM and SEC regulations, jointly referred to as “Regulatory Bodies”, and with Stock Exchanges rules.

2.	Application:

This Policy shall be compulsorily observed by Vale, by the members of the Board of Directors, of the Fiscal Council and of the Advisory Committees to the Board of Directors and of the Executive Committee, by the directors of the Company’s subsidiaries, employees, interns, apprentices and by whoever, as a result of a commercial, professional or trust relationship with Vale and/or its subsidiaries, has knowledge of Confidential Information, including suppliers, service providers and third parties, and, which, for the purposes of this Policy, shall be jointly or individually referred to as “Related Persons”.

The Policy also applies to any Related Person who may resign, prior to the public disclosure of a business or fact initiated during their management period and will extend for a period of six (6) months after their resignation.

The prohibitions on trading contained in this Policy cover any acquisition, disposal, loan or transfer of securities issued or guaranteed by Vale, or derivatives referenced thereto.

The rules on trading contained in this Policy also apply in cases in which the trades by the Related Persons occur for their direct and/or indirect benefit through the use, for example, of: (i) a company directly or indirectly controlled by them; (ii) third parties with whom a management, trust or portfolio management agreement for investments in financial assets is maintained; (iii) attorneys-in-fact or agents; and (iv) spouses from whom they are not judicially or extrajudicially separated, companions, minor children and any dependents included in their annual income tax return and companies directly or indirectly controlled by them, when applicable.

The restrictions contained in the previous item do not apply to trading carried out by investment funds in which the Related Persons are shareholders, provided that: (i) the investment funds are not exclusive; and (ii) the trading decisions of the investment fund manager cannot be influenced by the quota holders. It is assumed, admitting evidence to the contrary, that the trading decisions of the director and the manager of an exclusive fund are influenced by the quota holder.

It will also be the Related Persons’ responsibility to endeavor so that when they are prevented from trading, the individuals and legal entities mentioned above also refrain from doing so.

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The Related Persons are also prohibited from trading in Vale's securities if they are aware of the existence of Insider Information regarding any other company that may affect the prices of Vale's securities, including subsidiaries, competitors, suppliers and customers.

3.	References:

POL-0001-G - Code of Conduct.

4.	Rules for Disclosure of Material Act or Fact:

Vale must make public Material Acts or Facts, observing the provisions of this Policy and the applicable rules issued by Regulatory Bodies and Stock Exchanges.

The Investor Relations department shall prepare the text to be disclosed, which shall be reviewed and approved by the Executive Vice-President of Investor Relations (“IRO”) and, if necessary, by the Executive Vice-President for Legal of Vale. When the disclosure of a Material Act or Fact involves: (i) shareholders' agreement; (ii) the listing or delisting of securities issued by Vale; (iii) acquisition, merger, incorporation, spin-off of entities; (iv) stock option plans or matching program; (v) amendments to Vale's Bylaws or the appointment/dismissal of directors; (vi) share buyback; (vii) judicial or administrative proceedings; (viii) public offering of securities issued by Vale; (ix) exceptional circumstances related to commercial agreements, the draft of such disclosure shall be previously submitted to the Executive Vice-President for Legal for review and approval. The Executive Vice President(s) responsible for the area(s) generating the material information shall also review the text to be disclosed to the market.

The access to information on Material Act or Fact, prior to its public disclosure, is limited to the professionals directly involved with the subject matter. These professionals must properly store this information, keep it confidential until its public disclosure and ensure that their subordinates and third parties in their trust also do the same, being jointly liable with them in case of non-compliance. These professionals are also subject to a confidentiality agreement signed with Vale.

All material information that is not yet public knowledge and that is disclosed, intentionally or not, to analysts, investors, journalists or to any other person who is not a Related Person, must be immediately made public in accordance with applicable rules and regulations.

The disclosure of a Material Act or Fact must be made, whenever possible, before the beginning or after the closing of the Stock Exchange sessions. If it is imperative that the disclosure occurs during the trading period, the IRO directly or, through the Investor Relations area, shall request, always simultaneously to the Stock Exchanges, the suspension of trading of the securities until the Material Information is properly disseminated and the procedures provided for in the regulations issued by the Stock Exchanges on the subject are observed.

Vale may submit a request to its primary regulatory agency, CVM, to, exceptionally, keep confidential any Material Acts or Facts the disclosure of which it considers representing a risk to Vale's legitimate interests, pursuant to applicable regulations.

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5.	Forms and Channels of Information Disclosure:

5.1.        To ensure the speed, simultaneity and global disclosure of information to the capital markets, Vale uses the forms and channels of communication described below:

-	Information of Material Act or Fact shall be disseminated globally and simultaneously, by electronic means, in Portuguese and English languages, and filed immediately.
-	The disclosure of Material Act or Fact shall be made on news portal with page in the world wide web, on the internet pages of CVM and the entity in operation (B3), through the CVM System, as well as will be placed on the page “Investor Relations” on Vale's website (www.vale.com). Information of Material Act of Fact will also submit to SEC through Form 6K simultaneously with the disclosure in the channels mentioned above. Data on the channels used by Vale are also informed in the Company's Registration Form, filed at CVM.
-	Conference calls and webcasts will be held every quarter for disclosure of results and on an exceptional basis, if so required. The holding of these events will be publicly announced in advance to the capital markets, indicating date, time and connection data. Such conferences and webcasts will be recorded and available on Vale's website, in the “Investor Relations” section.

At the management's discretion, Vale will actively participate in conferences, roadshows, meetings or events for investors around the world, as well as promote meetings with capital market participants and/or visits to its operations, regardless of whether or not there is an ongoing issuance of securities.

In meetings or video/audio conferences with capital market participants, Vale may be represented by its CEO, by the IRO, by the other Executive Vice-Presidents, by members of the Investor Relations area or by persons authorized, in writing or verbally, by the IRO or by the Company's CEO.

5.2.        In addition to the forms of disclosure cited above, Vale shall observe the pertinent legislation and the regulations of the Regulatory Bodies and Stock Exchanges, and, without prejudice to other required information, the following documents shall be prepared by the Company and forwarded to the Regulatory Bodies:

5.2.1.       to CVM:

(i)        Registration Form: annual document, to be submitted by May 31 of each year, or resubmitted in the cases and deadlines provided for in CVM Instruction 480;

(ii)        Reference Form: annual document, to be presented within 5 (five) months counted from the closing date of the fiscal year, and re-submitted in the cases and deadlines foreseen in CVM Instruction 480;

(iii)        Report on the Brazilian Code of Corporate Governance: annual document, to be submitted within 7 (seven) months from the closing date of the fiscal year;

(iv)        Annual Financial Statements Form: annual document, to be delivered within 3 (three) months counted from the closing of the fiscal year;

(v)        Form of Standardized Financial Statements (DFP): annual document, to be delivered within 3 (three) months counted as of the closing of the fiscal year or on the same date the financial statements are disclosed, whichever occurs first;

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(vi)       Quarterly Information Form (ITR): quarterly document, to be delivered within 45 (forty-five) days as of the closing date of each quarter;

5.2.2. to SEC:

(i)        Form 20F: annual document, which must be filed within the period established by SEC rules;

(ii)      Forms 6K: Information of Relevant Act or Fact, in the form provided for in item 5.1 of this Policy, simultaneously with the publication (or availability) of such information in the Portuguese version.

The documents delivered to the SEC will also be translated into Portuguese and sent to CVM, by the CVM System.

5.3.       The disclosure of projections and estimates is optional, under the terms of the applicable regulation. When the Company decides to disclose them, it shall (i) observe the rules in effect in Brazil and in the other countries in which Vale's securities are traded, in particular the relevant rules regarding Form 20-F to be filed with the SEC; (ii) be included in the Reference Form; (iii) be identified as hypothetical data that do not constitute a promise of performance; (iv) be reasonable; and when applicable, (v) be accompanied by the relevant assumptions, parameters and methodology adopted, and if these are modified, the Company must disclose, in the appropriate field of the Reference Form, that it made changes to the relevant assumptions, parameters and methodology of projections and estimates previously disclosed.

6.	Rules for Trading Securities:

Vale believes it is very positive to have its employees and directors among its shareholders. The decision to invest for the long term in securities issued by Vale, including shares and their derivatives, or any other securities referenced to it, and debt securities, demonstrates confidence in the future and commitment to Vale.

However, irregular trades in securities issued by Vale, carried out by its Related Persons, produce the opposite effect. The use of Insider information, whether to justify such trades or any other, is illegal and damaging to Vale, its shareholders, Director, and employees.

The trading of Vale-issued securities by Related Persons must be guided by principles of transparency, fairness and ethics.

The Brazilian legislation prohibits the use of relevant information not yet disclosed, by any person who has access to it, with the purpose of obtaining advantage, for himself or for others, through securities trading.

The United States of America prohibits insider trading/dealing, including tipping.

For purposes of the laws and rules of the United States of America, a person engages in practices of (i) insider trading, if he purchases or sells securities in possession of material non-public information that has been obtained or used in breach of a duty of trust and confidence, and (ii) tipping, if he provides the same type of information to third parties that end up using it for insider trading.

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7.	Blackout Period:

7.1.       It is hereby forbidden for the Related Persons to trade in securities issued by the Company or derivatives referenced therein:

(i) In the 15 (fifteen) days preceding the disclosure of the quarterly accounting information (ITR) and the annual financial statements of the Company;

(ii) During any other period designated by the IRO.

In the cases provided for above, an email will be sent with a reminder from the Investor Relations department to the director, members of the Fiscal Council, members of Advisory Committees and other employees about the Blackout Period, informing the beginning and end of the lock-up period. If the reminder about the Blackout Period is not sent, this will not exempt the Related Persons from complying with this Policy and the applicable regulations.

7.2.       In addition to the provisions contained in item 7.1 above, it is also forbidden for Persons Related to use Insider Information with the purpose of obtaining advantage, for themselves or others, through the negotiation of securities issued by the Company or derivatives referenced to them.

7.2.1. For the purposes of the provisions of item 7.2 above, it is assumed that:

(i)                the Related Person who traded securities issued by the Company having Insider Information made use of such information in said trading;

(ii)                the Directors and members of the Fiscal Council, as well as the Company itself, have access to all information regarding the Relevant Act or Fact not yet disclosed to the market;

(iii)               the Directors and members of the Audit Committee, as well as those who have commercial, professional or trust relationship with the Company, who have had access to information concerning the Material Act or Fact not yet disclosed to the market know that it is Insider Information;

(iv)               as from the moment in which studies or analyses related to the matter are initiated, information regarding the carrying out of merger, consolidation, total or partial spin-off, transformation or other types of corporate reorganization or business combination, change in the Company's control, including by means of the execution, amendment or termination of a shareholders' agreement, decision to promote the cancellation of the Company's registration as a publicly-held company or change in the environment or trading segment of the shares issued by it, are relevant; and

(v)                information on requests for judicial or extrajudicial reorganization or bankruptcy filed by the Company itself is relevant, as from the moment when studies or analyses related to the matter are initiated.

7.3.       The presumptions referred to in item 7.2 are relative, admitting that the Related Person involved provides evidence to the contrary, and do not apply:

(i)                                to cases of acquisition, through private trading, of shares that are in treasury, resulting from the exercise of a purchase option in accordance with a stock option granting plan approved at a general meeting, or when it is a question of granting shares to directors, employees or service providers as part of remuneration previously approved at a general meeting; and,

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(ii)        negotiations involving fixed income securities, when carried out by means of operations with joint repurchase commitments by the seller and resale by the buyer, for settlement on a pre-established date, prior to or equal to the maturity date of the securities that are the object of the operation, carried out with pre-established profitability or remuneration parameters.

7.3.1. The prohibition mentioned in item 7.2 above does not apply to the subscription of new securities issued by the Company, without prejudice to the application of the rules on the disclosure of information in the context of the issue and offer of these securities.

When the acquisition or sale of shares issued by Vale is in progress by the Company itself, its subsidiaries, non-controlled companies or other company under common control, or if an option or mandate for the same purpose has been granted, the Directors and members of the Fiscal Council shall observe the mechanism to be instituted by the Company and the other terms of this Policy to carry out negotiations with shares issued by Vale.

8.	Responsibilities:

8.1.       Of the Executive Vice-President of Investor Relations (DRI):

(i) primarily responsible for the disclosure of information regarding Relevant Acts or Facts and for the execution and monitoring of this Policy;

(ii) to rigorously analyze the concrete situations that may arise in the course of the Company's operations, always considering its materiality, sector specificity, concreteness or strategic importance, in order to verify whether or not such situations constitute Material Act or Fact;

(iii) send to the CVM, through the CVM's Information Disclosure System, the SEC and the Stock Exchanges, any Material Act or Fact occurred or related to the business of the Company, ensuring its wide and immediate dissemination, simultaneously in all markets where such securities issued by the Company are admitted to trading;

(iv) in the event of an atypical oscillation in the quotation, price or quantity traded of securities issued by the Company or others related to them, inquire of the persons with access to a Material Act or Fact to ascertain whether they are aware of information that should be disclosed to the market and, if so, ensure that the information is immediately disclosed to the market, pursuant to this Policy;

(v) in case it verifies the publication of news in the press involving insider information or the publication of news that adds a new fact to information already disclosed, analyze the potential impact of the news on the negotiations and, if applicable, to manifest itself immediately about the referred news, through the CVM's Information Disclosure System, and, if applicable, proceed with the communications to the SEC and the Stock Exchanges;

(vi) transmit the information on negotiations of Relevant Shareholding, as soon as received by the Company, to CVM and B3, as well as update the corresponding section of the Reference Form within, at most, 7 (seven) business days;

(vii) transmit to CVM the information received on trades made by the members of the Board of Directors, of its Advisory Committees, of the Executive Committee and of the Fiscal Council of Vale, individually and consolidated, as the case may be, within ten (10) days after the end of the month in which the trade occurred, or the month in which the investiture occurred, it being understood that the consolidated form shall be available on the Company's website;

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(viii) transmitting to the CVM the information about the securities traded by the Company itself, its subsidiaries and affiliates, within ten (10) days after the end of the month in which the trading occurred, it being understood that this information will be available on the Company's website;

(x) resolve any doubts that the Related Persons may have about the provisions of this Policy, the applicable regulations and/or the need to disclose or not certain information to the public.

8.2       Of the Investor Relations Department:

i. prepare external communications to the capital markets, which shall necessarily be reviewed and approved by the IRO and, when necessary, by the Vale's Executive Vice President Legal;

ii. send e-mail reminders to the Directors, Fiscal Council members, Advisory Committee members and other employees about the Blackout Period, except as provided in the last paragraph of item 7.1 above;

iii. keep filed at the Company's headquarters the Terms of Agreement to this Policy signed by the Affected Persons as long as the signatory maintains his/her bond with Vale and, for at least five years after his/her dismissal;

iv. keep updated at the Company's headquarters, at the disposal of CVM, the list of the Affected Persons, including qualification, position or function, address and CPF/CNPJ enrollment number, as the case may be;

v. carry out the monthly monitoring of the trades of shares and participating debentures issued by Vale at B3 (VALE3), by means of the system and/or reports provided by the bookkeeping bank; as well as to request, on a monthly basis, by e-mail, information on trades of the Directors, members of the Fiscal Council and Advisory Committees, considering that the trades of other securities of Vale are not subject to monitoring by the bookkeeping bank.

8.3       Of the Related Persons:

(i) keep confidentiality about Material Act or Fact to which they have access and that has not yet been disclosed, not using this information to obtain advantage for themselves or others, as well as guide their conduct in accordance with the values of good faith, loyalty and veracity;

(ii) immediately communicate to the IRO and/or the Director of the Investor Relations department related to the Material Act or Fact of which it has knowledge;

(iii) respect the Blackout Period and the applicable legal provisions;

(iv) sign the Term of Adhesion, according to Annex I of this Policy;

(v) forward directly to the IRO or the Investor Relations department, any questions about the provisions of this Policy of the applicable regulations.

8.4       Of the Directors and members of the Advisory Committees and Fiscal Council of Vale:

(i) in addition to the obligations set forth in item 8.3 above, communicate Relevant Act or Fact involving the Company to the CVM in case of omission of the IRO;

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(ii) to communicate, in writing, to the IRO the ownership and the trades executed with securities issued by Vale, by its publicly held subsidiaries. The communication shall include the information contained in Exhibit 2 of this Policy and shall be made (i) on the first business day after taking office; (ii) within five (5) days after each trade; or (iii) within fifteen (15) days from the date of any change in the information provided.

9.	Individual Investment or Divestment Plan:

The Company does not receive individual investment or divestment plans.

10.	Consequence Management:

Without prejudice to the other penalties provided by law or CVM rules, failure to comply with this Policy will be subject to the terms of the Company's Misconduct Management Policy.

11.	Term of Revision:

This Policy must be reviewed periodically, at least once every five (5) years, or on demand.

12.	General Provision:

It configures a serious infraction, for the purposes provided in paragraph 3 of article 11 of Law No. 6,385/76, the transgression of the provisions contained in CVM Resolution 44. Furthermore, the use of material information is a crime against the Capital Markets, pursuant to article 27-D of Law 6,385/76.

This Policy takes effect on the date of its approval by the Board of Directors.

13.	Annex:

Annex 1 – Term of Adhesion.

Annex 2 – Communication on Securities Trading.

Annex 3 – Communication on Material Equity Trading.

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14.	Approvals:

Department:	Description:
Investor Relations Office.	Drafting.
Controllership, Tax and Accounting Department.	[Review/Recommendation].
Executive Vice-President, Finance and Investor Relations.	[Review/Recommendation].
Executive Vice President of Corporate and Institutional Affairs.	[Review/Recommendation].
Nominating and Governance Committee.	[Review/Recommendation].
Board of Directors (DCA – 089/2021).	[Approval].

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Glossary:

The terms and expressions listed below, when used in this Policy, shall have the following meaning:

“Directors”: the statutory members of the Executive Committee and members of the Board of Directors (full and alternate) of the Company.

“Material Act of Fact”: any (i) resolution of the general meeting or of the Directors; or (ii) other act or fact of a political, administrative, technical, business or economic-financial nature that has occurred or is related to the Company's business that may have a material influence on: (a) quotation of securities issued by the Company or referenced to them; (b) investors' decision to buy, sell or hold securities issued by the Company or referenced to them; or (c) investors' decision to exercise any rights inherent to the condition of holder of securities issued by the Company or referenced to them. Article 2 of CVM Resolution 44 gives non-exhaustive examples of Material Acts or Facts.

“B3”: B3 S.A. – Brasil, Bolsa, Balcão.

“Stock Exchanges”: the stock exchanges on which the securities issued by the Company are or come to be listed or traded, in the Country or abroad.

"Notice to the Market": communications not characterized as Material Act or Fact, which the Company understands as useful to be disclosed to the shareholders or to the market.

“CVM”: Securities and Exchange Commission of Brazil (Comissão de Valores Mobiliários), the regulatory body of the Brazilian securities market.

"Registration Form": electronic document, of periodic and eventual forwarding, foreseen in CVM Instruction 480, whose objective is to gather in a single document information about the data and main characteristics of a company and of the Securities issued by it.

“Reference Form”: electronic document, of periodic and eventual forwarding, foreseen in CVM Instruction 480.

“Insider Information”: information relative to a Material Act or Fact not yet disclosed to the market, in relation to the Company and/or its controlled companies, as provided for in the legislation or in this Policy.

“CVM Instruction 480”: CVM Instruction 480, of December 7, 2009, as amended, which provides for the registration of issuers of securities admitted for trading in regulated securities markets.

“Law nº 6.385/76”: Law No. 6.385, dated 12/07/1976, as amended, which provides on the securities market and creates the Securities Commission.

"Law n° 6.404/76": Law n° 6.404, of 12/15/1976, as amended, which provides on the Joint Stock Companies.

“Relevant Shareholding”: Relevant Shareholding shall mean the business or set of businesses by means of which the direct or indirect shareholding of the persons referred to in item 8.5 exceeds, upwards or downwards, the thresholds of 5% (five percent), 10% (ten percent), 15% (fifteen percent) and so on, of a kind or class of shares representing Vale's capital stock.

“Individual Investment or Divestment Plan”: an individual and optional instrument, whereby an irrevocable and irreversible commitment is established to invest or divest a certain amount of Securities on pre-determined dates or periods, pursuant to article 16 of CVM Resolution 44.

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“CVM Resolution 44”: CVM Resolution n° 44, of 08/23/2021, which provides for the disclosure of information on an act or material fact, the trading of securities pending an undisclosed act or material fact, and the disclosure of information on the trading of securities.

“SEC”: Securities and Exchange Commission, regulator of the North American securities market.

“CVM System”: program that must be used by companies registered or that intend to be registered at CVM - Comissão de Valores Mobiliários to generate and send the Registration, Reference, ITR and DFP Forms to CVM - Comissão de Valores Mobiliários and to B3, in case of companies listed in the markets managed by it.

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Annex 1

TERM OF ADHESION

By this instrument, Mr. (Name), (Qualification), resident and domiciled at (Name), (Qualification), resident and domiciled at (___), in the City of (__), State of (__), (__), enrolled in the Registry of Individuals of the Ministry of Economy (CPF) under No. (___), bearer of the ID No. (__) issued by (__), hereinafter referred to simply as “Declarant”, as (__) of (__), hereby declares, under the penalty of the law, that has received a copy and is fully aware of the content of the Policy of Disclosure of Information and Securities Trading of Vale S.A., as a legal entity under private law, with its headquarters at (__), (__), City of (__), State of (__), enrolled with the National Register of Legal Entities of the Ministry of Economy (CNPJ) under number (__). A. ("Vale" and "Policy", respectively), binding himself, as long as he maintains his bond with Vale, and for six (6) months after his dismissal, to observe and guide his actions in accordance to the provisions contained in such Policy, as well as in the CVM Resolution 44, of 08/23/2021.

Declares, furthermore, to be fully aware that any change in his/her registration data, as well as of the securities issued by Vale or its publicly held subsidiaries, or related thereto, shall be communicated, in writing and in compliance with the deadlines provided for in the Policy, to the VP of Investor Relations, without prejudice to the communication to the other competent bodies.

The Declarant signs this instrument in three (3) counterparts of equal content and content, in the presence of the two (2) undersigned witnesses.

This statement may be signed electronically with the use of a certification process made available by the Brazilian Public Key Infrastructure - ICP-Brasil and shall be fully effective with respect to the signatory, pursuant to paragraph 1, article 10 of Provisional Measure No. 2,200-2, of 08/24/2001, of which the signatory declares to be fully aware.

[Local], [Date].

(Name):

Witnesses:

1.

Name:

ID:

2.

Name:

ID:

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Annex 2

INDIVIDUAL FORM - Communication on Securities Trading COMMUNICATION ON SECURITIES TRADING

On [referente date], I declare that:

[ ] the following Securities and derivatives Transactions took place, in accordance with article 11 of CVM Resolution No. 44/2021:

[ ] there were no Transactions with securities and derivatives, in accordance with article 11 of CVM Resolution No. 44/2021, and I have the following securities and derivatives positions:

Name: CPF/CNPJ:
Qualification:
Company Name:
Group and Related Persons	( ) Board of Directors	( ) Executive Board	( ) Fiscal Council	( ) Advisory Committees
Initial Balance
Securities or Derivatives	Securities Characteristics*	Quantity	Type/Class	Total

Movements in the Reference Month:
Securities or Derivatives	Securities Characteristics*	Intermediary	Operations	Date	Quantity	Price	Volume (R$)**
Purchase
Total Purchases
Sale
Total Sales
End Balance
Securities or Derivatives	Securities Characteristics*	Quantity	Type/Class	Total

* Issue/series, convertible, simple, terms, guarantees, kind or class.

** Quantity time price

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This Communication must:

(i)                     Cover trades with derivatives or any other securities referenced in the securities issued by the Company or issued by its publicly traded subsidiaries; and

(ii)                   Be sent whenever there are new negotiations with securities, within five (5) days after each trade, or on the first business day after taking office in a Company body.

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Annex 3

COMMUNICATION ON MATERIAL EQUITY TRADING

The communication to the Company about Relevant Shareholding trading must include:

(i)	name, qualification and CPF/CNPJ, enrollment number, as the case may be;
(ii)	the purpose of the stake and the targeted quantity, including, as the case may be, a statement that the business is not intended to alter the composition of the Company's control or administrative structure;
(iii)	the number of shares and other securities and derivative financial instruments referenced in such shares, whether of physical or financial settlement, explaining the quantity, class and kind of the referenced shares;
(iv)	the acquisition of any rights over shares and other securities and the execution of any derivative financial instruments referenced to shares issued by Vale, even if without physical settlement, in compliance with the rules of Paragraph 3 of Article 12 of CVM Resolution 44;
(v)	indication of any contract or agreement regulating the exercise of voting rights or the purchase and sale of securities issued by the Company, if applicable:
(vi)	in the case of a shareholder resident and domiciled abroad, indicate the name or corporate name and CPF/CNPJ enrollment number, as the case may be, of his agent or legal representative in the country:

In addition, the investor should always consider aggregate transactions, including those indirectly executed by third parties, such as: (a) companies controlled directly or indirectly by the investor; (ii) fiduciary agents; (iii) private and exclusive investment funds; and (iv) investment funds in which the fund manager's business decisions are influenced by the investor.

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